UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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TECUMSEH PRODUCTS COMPANY
(Name of Registrant as Specified In Its Charter)

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Tecumseh Products Company mailed a letter to its shareholders on or after November 11, 2008. The text of the letter follows:
November 11, 2008
Dear Fellow Shareholder,
As you may know, we are holding a special meeting of shareholders on November 21, 2008 to consider a proposal by the Herrick Foundation to remove two independent members of your Board of Directors — Dr. Peter Banks and Mr. David Risley — without cause.
We believe the Herrick Foundation’s proposal is not just about the removal of two directors and not in the best interests of the Company and all our shareholders. In our view, the Herricks’ proposal is actually part of a protracted contest between a prior management team unable to create value and the strategic plan Tecumseh’s current management team has developed and implemented to turn the Company around.
At the heart of the Herricks’ proxy statement is, in our view, an incomplete and potentially misleading characterization of our plan. With this in mind, I wanted to share with you:
•	Our vision for Tecumseh Products Company

•	Our intensive effort to develop a strategic plan for achieving this vision

•	Key steps we’ve taken to implement our plan — AND —

•	The critical importance of your vote against the Herrick Foundation proposal, a vote which will enable the Company to continue building on our success to date
Recent History
A little over two years ago, our Company was on the ropes, struggling with significant operational losses, an enormous debt burden and a diverse set of businesses that were the result of what we believe was a series of ill-conceived acquisitions. In early 2007, the Board made the critical decision to remove Todd W. Herrick, the Company’s chairman, president and CEO, remove Kent B. Herrick from his management position at Tecumseh and bring in a new management team to lead our Company forward.
I joined the Company in August 2007 and have since added a highly experienced roster of professionals to our management team, with the result that we now have the right individuals in place, across all our disciplines, to enable Tecumseh’s transition to a truly world-class Company. Our team has extensive, proven expertise in executing similar turnarounds — a stark contrast to the Company’s prior leadership. For more than a year, we have focused on positioning Tecumseh for long-term growth through the implementation of a sound, long-term strategic plan. Throughout this process, we have taken a number of important steps to modernize every aspect of our business, including our products and processes, our operations and manufacturing footprint, and our corporate governance and capital structure, all with the view of establishing Tecumseh as a world-class competitor in our core compressor business.

A Sound, Workable Plan to Enhance Shareholder Value
Formulating our strategic plan was no small effort. Earlier this year, the Board and senior management undertook the exhaustive — and open — process of reviewing the Company’s strategic direction and developing a strategic plan that the Board (other than director Kent Herrick) believes is the most likely to enhance shareholder value. In connection with this process, the Board engaged respected, independent advisors — Rothschild and Charles River Associates (CRA) — to assist the Board in carefully evaluating all potential aspects of the plan, with no bias or preference for the outcome. Along the way, we were guided by several key objectives, including: achieving improved profitability; focusing on higher margin products that leverage our core competencies; and attaining cost reduction through rationalization of our productive capacity. Collectively, we spent many months analyzing every reasonable strategic alternative, including selling the company (in whole or in parts), making strategic acquisitions, teaming with a strategic partner and keeping our business exactly as it once was. No options were left off the table.
Defining “World Class”
As we see it, achieving world-class status means a variety of things, but most importantly it means striving to be the best manufacturer of compressors, designing and developing the exact products that our customers demand; producing them with high quality; and delivering them when our customers want them at a price that reflects the value we provide. In today’s global economy, it also means establishing an operational footprint that utilizes best-cost sources of production. One of the first steps the Company undertook to move in this direction was the divestiture of several non-core businesses. This important initiative to strengthen our balance sheet has not only given us the solid financial position needed to withstand the recent turn in global economic conditions, but has also provided us with the flexibility to shift our operational footprint.
We believe our intensive and iterative plan-development process will successfully support our vision of how to best serve our customers across the globe. Tecumseh’s prior management team believed the best approach to each market was to establish complete standalone entities in those markets. While this approach might have made sense at the time, we now realize that it created a series of redundant cost structures, and parallel product development efforts that prevented us from operating efficiently on a global basis. We believe we can more effectively serve our customers and meet their needs by leveraging the power of our global organization across selected local markets. We can be more competitive and achieve greater operating leverage by shifting high-cost manufacturing to locations with the most advantageous overall cost structure. Those products can then be shipped globally where local teams can complete the process of customization to best meet the demands of our local markets and customers.
Similarly, we’ve realized the limitations of vertical integration in our business and have pursued steps to optimize our level of vertical integration. In our view, in-house production capability only makes sense for products and processes that are essential to meeting customer demand and where there is no viable and economic alternative from local suppliers. We need to focus our operations on what we do best, and leave the rest to our supplier partners. We’ve already implemented substantial improvements to our manufacturing processes on a global basis. For example, to date we’ve completed 37 Kaizen training events. These events, combined with other operational initiatives, have yielded significant improvements in productivity and efficiency, including a 13% reduction in the size of our manufacturing footprint. We also expect to reduce our headcount by about 25% in 2008, which reflects greater operational efficiency and current economic conditions.
Looking Ahead
Over the longer term, we see the potential to better optimize our product offerings, identifying and successfully penetrating those markets that offer the greatest opportunities for our products. Our Engineering team, over a very short timeframe, has identified and developed a globally consistent New Product Development process, and established clear product platforms with an objective of eliminating overlap in product offerings. All of these efforts have been undertaken in light of our ultimate goal of reaching pre-tax margins of 3% or better over the next three years. We have developed a staged plan over this time period to achieve these results and believe that the plan can be mostly funded by cash generated by ongoing operations. At every step of this process, we actively evaluate the potential cash outlay and cash returns of our actions; if the proposed actions do not measure up, we will forego them and move on. Contrary to information contained in the Herrick Foundation proxy, there is no big-bang, cash-depleting approach to our plan.
Looking beyond our operations, manufacturing footprint and quality initiatives, our Board and management team are focused on making additional improvements across our entire business, including Tecumseh’s corporate governance and capital structure. As part of this process, we are actively reviewing potential options for bringing our governance and capital structures up to date and in line with industry best practices. Over the past year, we have already made significant strides in improving our corporate governance, including strengthening the independence of our Board by adding two new independent directors, as well as updating our Board committee charters and governance guidelines.
With regard to our capital structure, based on our own benchmarking data and conversations with a large number of shareholders, we remain convinced that our current dual-class share structure must be changed. We believe that our Class A and B shares should be consolidated into a single class of voting stock and we are committed to doing just that in the near term. Once we complete the consolidation of our two classes of stock, the shareholders rights plans (“poison pills”) and Class A protection provision — as well as the recent change to our bylaws for calling special meetings of shareholders — will no longer be necessary, and we will take steps to eliminate them. In the interim, they are vital to continue protecting the interests of all holders of both voting and non-voting shares.
We’ve made a lot of progress in the past year, but there is much more to be done. We’ve outlined our strategic plan, and the rationale for supporting the Board and management team in our efforts, but perhaps a third party can say it best. On November 6th, respected proxy and corporate governance advisory firm, Glass Lewis, issued a report supporting our position and the following quote from that report encapsulates our position:

“[W]e find that the [Herrick Foundation] has failed to provide a strategic plan to create additional shareholder value relative to the current management team’s gains. Moreover, since the Dissident already holds two of the seven board seats, the election of two additional Dissident nominees would result in the Dissident holding a majority of the board seats. We believe that giving the Dissident majority control over the board would be grossly out of line with its economic and voting interests in the company.”
We are counting on your support to enable us to execute our vision and build on the success we’ve had to date. We urge you to vote AGAINST the Herrick Foundation proposal by signing and returning the GOLD proxy card today.
Sincerely,
Ed Buker
Chairman, President and CEO
Tecumseh Products Company has filed a definitive proxy statement and other relevant documents concerning the special meeting with the United States Securities and Exchange Commission (“SEC”) on October 24, 2008. Before soliciting proxies, the Company will provide shareholders with the definitive proxy statement. The Company advises shareholders to read the definitive proxy statement because it contains important information. Shareholders may obtain free copies of the definitive proxy statement and other documents the Company files with the SEC at the SEC’s website at www.sec.gov. They may also access a copy of the company’s definitive proxy statement by accessing www.tecumseh.com. In addition, shareholders may obtain a free copy of the definitive proxy statement by contacting Georgeson Inc. toll free at (866) 203-1198 (banks and brokers call (212) 440-9800).
The Company, its directors, some of its executive officers and certain other of its employees are participants in the solicitation of proxies in respect of the matters to be considered at the special meeting. Information about the participants is set forth in the definitive proxy statement. Information about the participants’ direct or indirect interests in the matters to be considered at the special meeting is also contained in the proxy statement referred to above.
If you have any questions or need assistance with voting your Class B shares on the GOLD proxy, please call:
199 Water Street, 26th Floor, New York, NY 10038
Shareholders Call Toll Free: 1-866-203-1198
Banks and Brokers Call: 212-440-9800